Exhibit 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of Oct 9, 2002 (the “Closing Date”), by and between GE CAPITAL FRANCHISE FINANCE CORPORATION, a Delaware corporation (“Lender”), FAMILY STEAK HOUSES OF FLORIDA, INC., a Florida corporation (“Borrower”).

AGREEMENT:

In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

1.          Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“ADA” means the Americans with Disabilities Act of 1990, as such act may be amended from time to time.

“Affiliate” means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable BSA laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. § § 1956 and 1957, as amended.

“Applicable Regulations” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the ADA and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to any of the Borrower Parties or any of the Lessee Parties.

“Borrower Parties” means, collectively, Borrower and any guarantors of the Loans (including, in each case, any predecessors-in-interest).

“BSA” means the Bank Secrecy Act (31 U.S.C. § § 5311 et. seq.), as amended.

“Business Day” means any day on which Lender is open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Phoenix, Arizona time.

“Change of Control” means a change in control of any of the Borrower Parties, including, without limitation, a change in control resulting from direct or indirect transfers of voting stock or partnership, membership or other ownership interests, whether in one or a series of transactions. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any of the Borrower Parties, as applicable, and a Change of Control will occur if any of the following occur: (i) any merger or consolidation by any of the Borrower Parties, as applicable, with or into any other entity; or (ii) if any “Person” as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, who, subsequent to the Closing, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of any of the Borrower Parties, as applicable, representing 50% or more of the combined voting power of Borrower's then outstanding securities (other than indirectly as a result of the redemption by any of the Borrower Parties, as applicable, of its securities).

“Closing” means the disbursement of the Loan Amount by Title Company as contemplated by this Agreement.

“Code” means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Commitment” means that certain Commitment Letter dated August 19, 2002 between Lender and Borrower and any amendments or supplements thereto.

“Default Rate” has the meaning set forth in the Note.

“Environmental Condition” means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Premises, whether or not yet discovered, which would reasonably be expected to or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any of the Borrower Parties, Lessee Parties or Lender by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of business at the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

“Environmental Indemnity Agreement” means the environmental indemnity agreement dated as of the date of this Agreement executed by Borrower for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to the Premises, as the same may be amended from time to time.

“Environmental Insurer” means American International Specialty Lines Insurance Company, or such other environmental insurance company as Lender may select, and its successors and assigns.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law, relating to Hazardous Materials or USTs and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or USTs or relating to liability for or costs of Remediation or prevention of Releases. “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs), 42 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § § 7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § § 136 et seq.; the Endangered Species Act, 16 U.S.C. § § 1531 et seq. and the National Environmental Policy Act, 42 U.S.C. § 4321 et seq. “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials or USTs in connection with permits or other authorizations required by Governmental Authorities; relating to the handling and disposal of Hazardous Materials; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials or USTs in, on, under or above the Premises.

“Environmental Lien” has the meaning set forth in Section 5.K(9).

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“Environmental Policy” means the environmental insurance policy issued by Environmental Insurer to Lender with respect to the Premises, which Environmental Policy shall be in form and substance satisfactory to Lender in its sole discretion.

“Event of Default” has the meaning set forth in Section 9.

“FCCR Amount” has the meaning set forth in Section 9.A(7).

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 6.J.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi- governmental authority having jurisdiction or supervisory or regulatory authority over the Premises or any of the Borrower Parties.

“Hazardous Materials” means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authority, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” “regulated substances” or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or is reasonably likely to pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

“Indemnified Parties” means Lender, Environmental Insurer, the trustees under the Mortgage, if applicable, and any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by the Mortgage is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in any Securitization, Participation or Transfer, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefits of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, lenders, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Premises, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business).

“Indemnity Agreements” means all indemnity agreements executed for the benefit of any of the Borrower Parties, Lessee Parties or any prior owner, lessee or occupant of the Premises in connection with Hazardous Materials or USTs, including, without limitation, the right to receive payments under such indemnity agreements.

“Lease” means the lease between Borrower, as lessor, and Lessee, as lessee, with respect to the Premises, together with all amendments, modifications and supplements thereto.

“Lender Entities” means, collectively, Lender (including any predecessor- in-interest to Lender) and any Affiliate of Lender (including any Affiliate of any predecessor-in-interest to Lender).

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“Lessee” means Barnhill’s Buffet, Inc., and its successors.

“Lessee Parties” means, collectively, Lessee and any guarantors of the Leases (including, in each case, any predecessors-in-interest).

“Loan” means the loan for the Premises, described in Section 2.

“Loan Amount” means $644,000.

“Loan Documents” means, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity Agreement, the Subordination Agreement, the UCC-1 Financing Statements and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended from time to time.

“Loan Pool” means:

(i)          in the context of a Securitization, any pool or group of loans that are a part of such Securitization;

(ii)         in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and

(iii)        in the context of a Participation, all loans as to which participating interests are granted to the same participant.

“Material Adverse Effect” means a material adverse effect on (i) the Premises, including, without limitation, the operation of the Premises as a Permitted Concept, or (ii) Borrower's ability to perform its obligations under the Loan Documents.

“Mortgage” means the amended and restated mortgage dated as of the date of this Agreement executed by Borrower for the benefit of Lender with respect to the Premises.

“Note” means the amended and restated promissory note dated as of the date of this Agreement in the Loan Amount evidencing the Loan, as the same may be amended, restated and/or substituted from time to time, including, without limitation, as a result of the payment of the FCCR Amount pursuant to Section 9.

“Obligations” has the meaning set forth in the Mortgage.

“Other Agreements” means, collectively, all agreements and instruments between, among or by (1) any of the Borrower Parties and/or any Affiliate of any of the Borrower Parties (including any Affiliate of any predecessor-in-interest to any of the Borrower Parties), and, or for the benefit of, (2) any of the Lender Entities, including, without limitation, promissory notes and guaranties; provided, however, the term “Other Agreements” shall not include the agreements and instruments defined as the Loan Documents.

“Participation” means one or more grants by Lender or any of the other Lender Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

“Permitted Amounts” means, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms the presence, use, storage, release or handling of which does not constitute a violation of any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses located in the state in which the Premises is located.

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“Permitted Concept” means a restaurant permitted under the Lease.

“Permitted Exceptions” means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy issued by Title Company to Lender and approved by Lender in its sole discretion in connection with the closing of the Loan.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personal Property” has the meaning set forth in the Mortgage.

“Premises” means the parcel or parcels of real estate described on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate) and the Personal Property.

“Related Premises” means collectively, the Premises and, following such financings, all other premises financed by Lender pursuant to the Commitment.

“Questionnaire” means the environmental questionnaire completed on behalf of the Borrower Parties with respect to the Premises and submitted to Environmental Insurer in connection with the issuance of the Environmental Policy.

“Related Premises” means those properties (other than the Premises) which are the subject of mortgage loans from any of the Lender Entities to any of the Borrower Parties.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials or USTs required by any Environmental Law or any Governmental Authority, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials or USTs.

“Restoration” has the meaning set forth in the Mortgage.

“Securitization” means one or more sales, dispositions, transfers or assignments by Lender or any of the other Lender Entities to a special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations.

“Subordination Agreement” means the subordination, non-disturbance and attornment agreement dated as of the date of this Agreement executed by Borrower, Lessee and Lender with respect to the Lease.

“Substitute Documents” has the meaning set forth in Section 11.

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“Substitute Premises” means one or more parcels of real estate substituted for the Premises in accordance with the requirements of Section 11, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements, equipment, trade fixtures, appliances and other personal property located thereon (whether or not affixed to such real estate). For purposes of clarity, where two or more parcels of real estate comprise a Substitute Premises, such parcels or interests shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

“Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

“Title Company” means Lawyers Title Insurance Corporation.

“Transfer” means one or more sales, transfers or assignments by Lender or any of the other Lender Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

“UCC-1 Financing Statements” means such UCC-1 Financing Statements as Lender shall file with respect to the transactions contemplated by this Agreement.

“USTs” means any one or combination of below or above ground tanks and associated piping systems used in connection with the storage, dispensing and general use of petroleum and petroleum-based substances.

2.          Transaction. On the terms and subject to the conditions set forth in the Loan Documents, Lender shall make the Loan. The Loan will be evidenced by the Note and secured by the Mortgage. Borrower shall repay the outstanding principal amount of the Loan together with interest thereon in the manner and in accordance with the terms and conditions of the Note and the other Loan Documents. The Loan shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement.

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3.          Escrow Agent. Borrower and Lender hereby employ Title Company to act as escrow agent in connection with the transaction described in this Agreement. Borrower and Lender will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company shall not cause the transaction to close unless and until it has received written instructions from Lender and Borrower to do so. Title Company is authorized to pay, from any funds held by it for Lender's or Borrower's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of Lender and Borrower, all charges and obligations payable by them, respectively. Borrower will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Borrower and Lender or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Borrower and Lender. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

4.           Closing Conditions. The obligation of Lender to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

A.           Title Insurance Commitments. Lender shall have received for the Premises a preliminary title report and irrevocable commitment to insure title in the amount of the Loan, by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing Borrower vested with good and marketable fee title in the real property comprising the Premises, committing to insure Lender's first priority lien upon and security interest in such real property subject only to Permitted Exceptions, and containing such endorsements as Lender may require.

B.           Survey. Lender acknowledges that it is in possession of a current ALTA survey of the Premises or its equivalent, the form and substance of which is satisfactory to Lender. Lender shall have obtained a flood certificate indicating that the location of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, or if the Premises is in such a flood plain or special flood hazard area, Borrower shall have provided Lender with evidence of flood insurance maintained on the Premises in an amount and on terms and conditions reasonably satisfactory to Lender.

C.           Environmental. Lender shall have completed such environmental due diligence of the Premises as it deems necessary or advisable in its sole discretion, including, without limitation, receiving an Environmental Policy with respect to the Premises, and Lender shall have approved the environmental condition of the Premises in its sole discretion.

D.           Compliance With Representations, Warranties and Covenants. All of the representations and warranties set forth in Section 5 shall be true, correct and complete as of the Closing Date, and Borrower shall be in compliance with each of the covenants set forth in Section 6 as of the Closing Date. No event shall have occurred or condition shall exist or information shall have been disclosed by Borrower or discovered by Lender which has had or would be reasonably likely to have a material adverse effect on the Premises, any of the Borrower Parties or Lender's willingness to consummate the transaction contemplated by this Agreement, as determined by Lender in its sole and absolute discretion.

E.           Proof of Insurance. Borrower shall have delivered to Lender certificates of insurance and copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to Lender are in full force and effect.

F.           Legal Opinions. Borrower shall have delivered to Lender such legal opinions as Lender may reasonably require all in form and substance reasonably satisfactory to Lender and its counsel.

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G.           Closing Costs. Borrower shall have paid all costs of the transactions described in this Agreement, including, without limitation, the cost of title insurance premiums and all endorsements required by Lender, survey charges, UCC and litigation search charges, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to Section 4.C, including, without limitation, the cost of the Environmental Policy, Lender's site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements). Borrower shall have also paid all real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 4.A.

H.           Lease, Memorandum and Subordination Agreement. Borrower and Lessee shall have executed and delivered the Lease, memorandum of lease in recordable form for the Premises (the “Memorandum”) and the Subordination Agreement. The Lease, the Memorandum and the Subordination Agreement shall be in form and substance reasonably satisfactory to Lender. Lessee shall have delivered to Borrower an executed Guaranty with respect to the Lease.

I.           Closing Documents. At or prior to the Closing Date, Lender and/or the Borrower Parties, as may be appropriate, shall have executed and delivered or shall have caused to be executed and delivered to Lender, or as Lender may otherwise direct, the Loan Documents and such other documents, payments, instruments and certificates, as Lender may require in form acceptable to Lender.

Upon fulfillment or waiver of all of the above conditions, Lender shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

5.           Representations and Warranties of Borrower. The representations and warranties of Borrower contained in this Section are being made by Borrower as of the Closing Date to induce Lender to enter into this Agreement and consummate the transactions contemplated herein and shall survive the Closing. Borrower represents and warrants to Lender (and Environmental Insurer solely with respect to Section 5.K) as follows:

A.           Financial Information. Borrower has delivered to Lender certain financial statements and other information concerning the Borrower Parties in connection with the transaction described in this Agreement (collectively, the “Financial Information”). The Financial Information is true, correct and complete in all material respects; there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Lender. Borrower understands that Lender is relying upon the Financial Information and Borrower represents that such reliance is reasonable. All financial statements included in the Financial Information were prepared in accordance with GAAP and fairly present as of the date of such financial statements the financial condition of each individual or entity to which they pertain. No change has occurred with respect to the financial condition of any of the Borrower Parties and/or the Premises as reflected in the Financial Information which has not been disclosed in writing to Lender or has had, or could reasonably be expected to result in, a Material Adverse Effect.

B.           Organization and Authority. Each of the Borrower Parties (other than individuals), as applicable, is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Borrower is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in the state where the Premises is located and each of the Borrower Parties is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. All necessary action has been taken to authorize the execution, delivery and performance by the Borrower Parties of this Agreement and the other Loan Documents. The person(s) who have executed this Agreement on behalf of Borrower are duly authorized so to do. Borrower is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate” or “foreign person” (as those terms are defined by the Internal Revenue Code of 1986, as amended). Borrower's U.S. Federal Tax Identification number, Organization Identification number and principal place of business are correctly set forth on the signature page of this Agreement. None of the Borrower Parties, and no individual or entity owning directly or indirectly any interest in any of the Borrower Parties, is an individual or entity whose property or interests are subject to being “blocked” under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws.

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C.           Enforceability of Documents. Upon execution by the Borrower Parties, this Agreement and the other Loan Documents shall constitute the legal, valid and binding obligations of the Borrower Parties, enforceable against the Borrower Parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

D.           Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving the Borrower Parties or the Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

E.           Absence of Breaches or Defaults. The Borrower Parties are not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which any of the Borrower Parties is a party or by which any of the Borrower Parties, the Premises or any of the property of any of the Borrower Parties is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. The Premises is not subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party (other than the Lease).

F.           Utilities. Adequate public utilities are available at the Premises to permit utilization of the Premises as a Permitted Concept and all utility connection fees and use charges will have been paid in full prior to delinquency.

G.           Zoning; Compliance With Laws. The Premises is in compliance with all applicable zoning requirements, and the use of the Premises as a Permitted Concept does not constitute a nonconforming use under applicable zoning requirements. The Borrower Parties and the Premises are in compliance with all Applicable Regulations except for such noncompliance, which has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

H.           Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of Borrower's knowledge, are contemplated. Neither the Premises nor, to the best of Borrower's knowledge, the real property bordering the Premises are designated by any Governmental Authority as a wetlands.

I.           Licenses and Permits; Access. All required licenses and permits, both governmental and private, to use and operate the Premises as a Permitted Concept are in full force and effect, except for such licenses and permits the failure of which to obtain has not had, and would not reasonably be expected to result in, a Material Adverse Effect. Adequate rights of access to public roads and ways are available to the Premises for unrestricted ingress and egress and otherwise to permit utilization of the Premises for their intended purposes, and all such public roads and ways have been completed and dedicated to public use.

J.           Condition of Premises. The Premises, including the Personal Property, is in good condition and repair and well-maintained, ordinary wear and tear excepted, fully equipped and operational, free from structural defects, safe and properly lighted.

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K.          Environmental. Except as disclosed in the Questionnaire:

(1)         Neither the Premises nor any of the Borrower Parties are in violation of, or subject to, any pending or, to Borrower's actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Premises;

(2)         All permits, licenses or similar authorizations required to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Premises by reason of any Environmental Laws have been obtained;

(3)         No Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, disposed of or otherwise Released in, on, under, from or about the Premises, except in Permitted Amounts;

(4)         The Premises does not contain Hazardous Materials, except in Permitted Amounts, and all USTs located on or about the Premises, if any, are in full compliance with all Environmental Laws;

(5)         There is no threat of any Release migrating to the Premises in excess of Permitted Amounts;

(6)         There is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Premises;

(7)         None of the Borrower Parties has received any written or oral notice or other communication from any person or entity (including but not limited to a Governmental Authority) relating to Hazardous Materials or USTs or Remediation thereof in excess of Permitted Amounts, of possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing;

(8)         All information known to any of the Borrower Parties or contained in the files of any of the Borrower Parties relating to any Environmental Condition or Releases of Hazardous Materials in, on, under or from the Premises, other than in Permitted Amounts, has been provided to Lender, including, without limitation, information relating to all prior Remediation;

(9)         The Premises has been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”); and none of the Borrower Parties has allowed any tenant or other user of the Premises to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any person or entity (whether on or off the Premises), impaired the value of the Premises in any material respect, is contrary to any requirement of any insurer, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Premises;

(10)        The information and disclosures in the Questionnaire are true, correct and complete in all material respects, and the person or persons executing the Questionnaire were duly authorized to do so.

Lender has charged Borrower a fee for the Environmental Policy. Borrower acknowledges that the Environmental Policy is for the sole protection of Lender and will not protect Borrower or provide Borrower with any coverage thereunder. Borrower acknowledges and agrees that Environmental Insurer may rely on the environmental representations and warranties set forth in this subsection K, that Environmental Insurer is an intended third-party beneficiary of such representations and warranties and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations and warranties, including, to the extent applicable, the right of subrogation.

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L.           Title to Premises; First Priority Lien. Fee title to the real property comprising the Premises is vested in Borrower, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Borrower is the owner of all Personal Property, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, and no Affiliate of Borrower owns any of the Personal Property. Upon Closing, Lender shall have a first priority lien upon and security interest in the Premises pursuant to the Mortgage and the UCC-1 Financing Statements.

M.          No Mechanics' Liens. There are no delinquent accounts payable or mechanics' liens in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will be delinquent on or before the Closing Date.

N.           Lease. Borrower has delivered to Lender a true, correct and complete copy of the Lease. The Lease is the only lease with respect to the Premises, and is in full force and effect, and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity. Borrower has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered the Lease or any rights thereunder or any interest therein, and Borrower has not received any notice that the Lessee has made any assignment, pledge or hypothecation of all or any part of its rights or interest in the Lease. Borrower has not received any notice of default from the Lessee which has not been cured or given any notice of default to the Lessee which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default by the Lessee or Borrower under the Lease.

O.           Money Laundering. (1) Borrower has taken all reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect interest in the Borrower Parties, to assure the funds invested by such holders in the Borrower Parties are derived from legal sources.

(2)         To Borrower's knowledge after making due inquiry, neither any of the Borrower Parties nor any holder of a direct or indirect interest in the Borrower Parties (a) is under investigation by any Governmental Authority for, or has been charged with or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (b) has been assessed civil penalties under these or related laws, or (c) has had any of its funds seized or forfeited in an action under these or related laws.

(3)         Borrower has taken reasonable steps, consistent with industry practice for comparable organizations and in any event as required by law, to ensure that the Borrower Parties are and shall be in compliance with all Anti- Money Laundering Laws and laws, regulations, and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

6.           Covenants. Borrower covenants to Lender (and Environmental Insurer solely with respect to Section 6.F) from and after the Closing Date and until all of the Obligations are satisfied in full, as follows:

A.           Payment of the Note. Borrower shall punctually pay, or cause to be paid, the principal, interest and all other sums to become due in respect of the Note and the other Loan Documents in accordance with the Note and the other Loan Documents. Borrower shall authorize Lender to establish arrangements whereby all scheduled payments made in respect of the Obligations are transferred by Automated Clearing House Debit initiated by Lender directly from an account at a U.S. bank in the name of Borrower to such account as Lender may designate or as Lender may otherwise designate.

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B.           Title. Borrower shall maintain good and marketable fee simple title to the real property comprising the Premises and title to the Personal Property and the remainder of the Premises, free and clear of all liens, encumbrances, charges and other exceptions to title, except the Permitted Exceptions. Lender shall have a valid first lien upon and security interest in the Premises, including the Personal Property, pursuant to the Mortgage and the UCC-1 Financing Statements.

C.           Organization and Status of Borrower; Preservation of Existence. Each of the Borrower Parties (other than individuals), as applicable, shall be validly existing and in good standing under the laws of its state of incorporation or formation. Borrower shall be qualified as a foreign corporation, partnership or limited liability company to do business in the state where the Premises is located, and each of the Borrower Parties shall be qualified as a foreign corporation, partnership or limited liability company in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. Borrower shall preserve its current form of organization and shall not change its legal name, its state of formation, nor, in one transaction or a series of related transactions, merge with or into, or consolidate with, any other entity without providing, in each case, Lender with 30 days' prior written notice and obtaining Lender's prior written consent (to the extent such consent is required under Section 7 of this Agreement). In addition, Borrower shall require, and shall take reasonable measures to comply with the requirement, that no individual or entity owning directly or indirectly any interest in any of the Borrower Parties is an individual or entity whose property or interests are subject to being blocked under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws.

D.           Licenses and Permits. All required licenses and permits, both governmental and private, to use and operate the Premises as a Permitted Concept shall be maintained in full force and effect.

E.           Compliance With Laws Generally. The use and occupation of the Premises, and the condition thereof, including, without limitation, any Restoration, shall comply with all Applicable Regulations now or hereafter in effect. In addition, the Borrower Parties shall comply with all Applicable Regulations now or hereafter in effect, including, without limitation, the Terrorism Laws and Anti-Money Laundering Laws. Without limiting the generality of the other provisions of this Section, Borrower shall comply with the ADA, and all regulations promulgated thereunder, as it affects the Premises.

F.           Compliance With Environmental Laws. (1) The Premises, the Borrower Parties and any other operator or user of the Premises shall not be in violation of or subject to any investigation or inquiry by any Governmental Authority or subject to any Remediation obligations under any Environmental Laws.

(2)         All uses and operations on or of the Premises, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(3)         There shall be no Releases or Hazardous Materials in, on, under or from the Premises, except in Permitted Amounts.

(4)         Borrower shall keep the Premises, or cause the Premises to be kept, free and clear of all Environmental Liens.

(5)         Borrower shall not do or allow any tenant or other user of the Premises to do any act that (a) materially increases the dangers to human health or the environment, (b) poses an unreasonable risk of harm to any person or entity (whether on or off the Premises), (c) impairs or is reasonably likely to impair the value of the Premises, (d) is contrary to any requirement of any insurer, (e) constitutes a public or private nuisance or constitutes waste, or (f) violates any covenant, condition, agreement or easement applicable to the Premises.

(6)         Borrower shall immediately notify Lender in writing upon Borrower obtaining actual knowledge of:

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(a)           any presence of Releases or Threatened Releases in, on, under, from or migrating towards the Premises, in excess of Permitted Amounts, including, without limitation, the presence on or under the Premises of any Hazardous Materials, apparent or real, in excess of Permitted Amounts;

(b)           any non-compliance with any Environmental Laws related in any way to the Premises;

(c)           any Environmental Lien or any act or omission which could reasonably be expected to result in the imposition of an Environmental Lien;

(d)           any required or proposed Remediation of environmental conditions relating to the Premises, including, without limitation, any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Premises;

(e)           any written or oral notice or other communication of which any of the Borrower Parties becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, USTs or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement; or

(f)           any investigation or inquiry initiated by any Governmental Authority relating to the Environmental Condition of the Premises.

(7)         If required by any Environmental Law or upon any reasonable suspicion by Borrower or Lender of a Release, a Threatened Release or a violation of any Environmental Law, Borrower shall, at its sole cost and expense:

(a)          perform any environmental site assessment or other investigation of environmental conditions in connection with the Premises as may be reasonably requested by Lender (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender and Environmental Insurer the reports and other results thereof, and Lender, Environmental Insurer and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; and

(b)           have the Premises inspected as may be required by any Environmental Laws for seepage, spillage and other environmental concerns.

(8)         Borrower shall, at its sole cost and expense, and without limiting the rights of Lender under any other provision of this Agreement, comply with all reasonable written requests of Lender to:

(a)          reasonably effectuate Remediation of any condition (including but not limited to a Release) in, on, under or from the Premises;

(b)          comply with any Environmental Law;

(c)          comply with any directive from any Governmental Authority; and

(d)          take any other reasonable action necessary or appropriate for protection of human health or the environment.

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(9)          Lender, Environmental Insurer and any other person or entity designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Premises during normal business hours or at any time in the event of an emergency (including without limitation in connection with any Securitization, Participation or Transfer contemplated by this Agreement or in connection with the exercise of any remedies set forth in the Mortgage or the other Loan Documents) to assess any and all aspects of the environmental condition of the Premises and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender's sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender, Environmental Insurer and any such person or entity designated by Lender. Any such assessment and investigation shall be at Borrower's sole cost and expense if, at the time Lender undertakes such assessment or investigation, Lender has a reasonable basis for believing that a Release has occurred at the Premises in excess of Permitted Amounts or if an Event of Default has occurred and is continuing. Otherwise, any such assessment and investigation shall be at Lender's sole cost and expense.

G.           Financial Statements. Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender (a) complete financial statements of the Borrower Parties including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended; and (b) such other financial information as Lender may reasonably request in order to establish compliance with the financial covenants in the Loan Documents. All such financial statements shall be prepared in accordance with GAAP from period to period, and shall be certified to be accurate and complete by Borrower (or the Treasurer or other appropriate officer of Borrower). The financial statements delivered to Lender need not be audited, but Borrower shall deliver to Lender copies of any audited financial statements of Borrower which may be prepared, as soon as they are available. Borrower shall also cause to be delivered to Lender copies of any financial statements required to be delivered to Borrower by any tenants of the Premises.

H.           Lost Note. Borrower shall, if the Note is mutilated, destroyed, lost or stolen (a “Lost Note”), promptly deliver to Lender, upon receipt from Lender of an affidavit and indemnity in a form reasonably acceptable to Lender and Borrower stipulating that the Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Borrower shall provide fifteen (15) days' prior notice to Lender before making any payments to third parties in connection with a Lost Note.

I.           Inspections. Borrower shall, during normal business hours (or at any time in the event of an emergency), (1) provide Lender and Lender's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in possession of the Borrower Parties, all engineering reports relating to the Premises in the possession of the Borrower Parties, the files, correspondence and documents relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises (including, without limitation, any of the foregoing information stored in any computer files), (2) allow such persons to make such inspections, tests, copies, and verifications as Lender considers necessary, and (3) if Borrower is in breach of the Fixed Charge Coverage Ratio requirement set forth in the following subsection J, pay expenses reasonably incurred by Lender from time to time in conducting such inspections, tests, copies and verifications upon demand (such amounts to bear interest at the Default Rate if not paid upon demand until paid).

J.           Fixed Charge Coverage Ratio. Commencing on January 1, 2003, Borrower shall maintain an aggregate Fixed Charge Coverage Ratio at all of the Related Premises of at least 1.25:1, determined as of the last day of each fiscal year of Borrower. For purposes of this Section, the term “Fixed Charge Coverage Ratio” shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, less a corporate overhead allocation in an amount equal to 5% of Gross Sales (or, with respect to the Premises, the Rental), to (b) the sum of the Lender Payments, Operating Lease Expense and the Equipment Payment Amount.

For purposes of this Section, the following terms shall be defined as set forth below:

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“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) with respect to one or more of the Related Premises which lease would, in conformity with GAAP, be required to be accounted for on a balance sheet as a capital lease. The term “Capital Lease” shall not include any operating lease.

“Debt” shall mean as directly related to all of the Related Premises and the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, accounted for as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Depreciation and Amortization” shall mean with respect to all of the Related Premises the depreciation and amortization accruing during any period of determination with respect to Borrower as determined in accordance with GAAP.

“Equipment Payment Amount” shall mean for any period of determination the sum of all amounts payable during such period of determination under all (i) leases for equipment located at one or more of the Related Premises and (ii) all loans secured by equipment located at one or more of the Related Premises.

“Gross Sales” shall mean the sales or other income arising from all business conducted at all of the Related Premises during the period of determination, less sales tax and any amounts received from not-for-profit sales of all non-food items approved for use in connection with promotional campaigns, if any, pursuant to the applicable franchise agreements.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt allocable to one or more of the Related Premises and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with GAAP.

“Lender Payments” shall mean with respect to the period of determination, the sum of all amounts payable under the notes in favor of Lender with respect to the Related Premises.

“Net Income” shall mean with respect to the period of determination, the aggregate net income or net loss allocable to all business conducted at all of the Related Premises. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to the period of determination, (ii) deductions shall be made for Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the period of determination, and (iii) no deductions shall be made for (x) income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP, or (y) corporate overhead expense allocable to the period of determination.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred under any operating leases with respect to one or more of the Related Premises and the business operations thereon during the period of determination, as determined in accordance with GAAP.

“Rental” means the sum of all rental payments under the Lease.

K.          Affiliate Transactions. Unless otherwise approved by Lender, all transactions between Borrower and any of its Affiliates shall be on terms substantially as advantageous to Borrower as those which could be obtained by Borrower in a comparable arm's length transaction with a non-Affiliate of Borrower.

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L.           Compliance Certificates. Within 60 days after the end of each fiscal year of Borrower, Borrower shall deliver a compliance certificate to Lender in a form to be provided by Lender in order to establish that Borrower is in compliance in all material respects with all of its obligations, duties and covenants under the Loan Documents.

M.          Corporate Fixed Charge Coverage Ratio. Borrower shall maintain a Corporate Fixed Charge Coverage Ratio of at least 1.25:1, determined as of the last day of each fiscal year of Borrower. For purposes of this Section, the term “Corporate Fixed Charge Coverage Ratio” shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, minus income taxes or charges equivalent to income taxes allocable to the period of determination, to (b) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

For purposes of this Section, the following terms shall be defined as set forth below:

“Capital Lease” shall mean all leases of any property, whether real, personal or mixed, by Borrower or any of the other Borrower Parties, as applicable, which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Borrower. The term “Capital Lease” shall not include any operating lease.

“Debt” shall mean with respect to Borrower and the other Borrower Parties, collectively, and for the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to Borrower and the other Borrower Parties, collectively, as determined in accordance with GAAP.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Borrower and the other Borrower Parties, collectively, as determined in accordance with GAAP.

“Net Income” shall mean with respect to the period of determination, the net income or net loss of Borrower and the other Borrower Parties, collectively. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense and actual corporate overhead expense allocable to the period of determination, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred by Borrower and the other Borrower Parties, collectively, under any operating leases during the period of determination, as determined in accordance with GAAP.

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N.           Terrorism Law Policies. Borrower shall adopt and maintain adequate policies, procedures and controls to ensure that the Borrower Parties are in compliance with all Terrorism Laws ("Borrower Terrorism Laws Policies"), which Borrower Terrorism Laws Policies shall be satisfactory to Lender in its reasonable discretion. Borrower shall immediately notify Lender in writing if any individual or entity owning directly or indirectly any interest in any of the Borrower Parties or any director, officer, member, manager or partner of any such holders is an individual or entity whose property or interests are subject to being blocked under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws, or is under investigation by any Governmental Authority for, or has been charged with or convicted of, drug trafficking, terrorist-related activities or any violation of Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws. Borrower further agrees to make the Borrower Terrorism Laws Policies, together with the information collected thereby concerning the Borrower Parties or any individual or entity owning directly or indirectly any interest in any of the Borrower Parties, available to Lender upon request.

7.           Prohibition on Change of Control and Pledge. Without limiting the terms and conditions of Section 3.09 of the Mortgage, Borrower agrees that, from and after the Closing Date and until all of the Obligations are satisfied in full, without the prior written consent of Lender: (1) no Change of Control shall occur; and (2) no interest in any of the Borrower Parties shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of any of the Borrower Parties (each, a "Pledge"). In addition, no interest in any of the Borrower Parties, or in any individual or person owning directly or indirectly any interest in any of the Borrower Parties, shall be transferred, assigned or conveyed to any individual or person whose property or interests are subject to being blocked under any of the Terrorism Laws and/or who is in violation of any of the Terrorism Laws, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Borrower and Lender that (A) the transferee or any person who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the Terrorism Laws or is otherwise in violation of the Terrorism Laws, and (B) the transferee has taken reasonable measures to assure that any individual or entity who owns directly or indirectly an interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the Terrorism Laws or is otherwise in violation of the Terrorism Laws. Lender's consent to a Change of Control and/or Pledge shall be subject to the satisfaction of such conditions as Lender shall determine in its sole discretion, including, without limitation, (i) the execution and delivery of such modifications to the terms of the Loan Documents as Lender shall request, (ii) the proposed Change of Control and/or Pledge having been approved by each of the rating agencies which have issued ratings in connection with any Securitization of the Loan as well as any other rating agency selected by Lender, and (iii) the proposed transferee having agreed to comply with all of the terms and conditions of the Loan Documents (including any modifications requested by Lender pursuant to clause (i) above). In addition, any such consent shall be conditioned upon payment by Borrower to Lender of (x) a fee equal to one percent (1%) of the then outstanding principal balance of the Note and (y) all out-of-pocket costs and expenses incurred by Lender in connection with such consent, including, without limitation, reasonable attorneys' fees. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Change of Control or Pledge in violation of this Section. The provisions of this Section shall apply to every Change of Control or Pledge regardless of whether voluntary or not, or whether or not Lender has consented to any previous Change of Control or Pledge.

8.           Transaction Characterization. A. It is the intent of the parties hereto that this Agreement and the other Loan Documents are a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Borrower.

B.           It is the intent of the parties hereto that the business relationship created by the Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Borrower and Lender, to make them joint venturers, to make Borrower an agent, legal representative, partner, subsidiary or employee of Lender, nor to make Lender in any way responsible for the debts, obligations or losses of Borrower.

9.           Default and Remedies. A. Each of the following shall be deemed an event of default by Borrower (each, an "Event of Default"):

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(1)         If any representation or warranty of any of the Borrower Parties set forth in any of the Loan Documents is false in any material respect, or if any of the Borrower Parties renders any statement or account which is false in any material respect.

(2)         If any principal, interest or other monetary sum due under the Note, the Mortgage or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, Lender shall not be entitled to exercise its rights and remedies set forth below unless and until Lender shall have given Borrower notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

(3)         If Borrower fails to observe or perform any of the other covenants (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in subitem (7) below), conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or interest in collateral of Lender in immediate jeopardy, and is within the reasonable power of Borrower to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lender shall have given Borrower notice thereof and a period of 30 days shall have elapsed, during which period Borrower may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by Lender in its reasonable discretion, and Borrower is diligently pursuing a cure of such failure, then Borrower shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from Lender. If Borrower shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

(4)         If any of the Borrower Parties becomes insolvent within the meaning of the Code, files or notifies Lender that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due.

(5)         If there is an "Event of Default" or a breach or default, after the passage of all applicable notice and cure or grace periods, under any other Loan Document, the Lease or any of the Other Agreements.

(6)         If a final, nonappealable judgment is rendered by a court against any of the Borrower Parties which (i) has a material adverse effect on the operation of the Premises as a Permitted Concept, or (ii) is in an amount greater than $100,000.00 and not covered by insurance, and, in either case, is not discharged or provision made for such discharge within 60 days from the date of entry of such judgment.

(7)         If there is a breach of the Fixed Charge Coverage Ratio requirement and Lender shall have given Borrower notice thereof and Borrower shall have failed within a period of 30 days from the delivery of such notice to (i) pay to Lender the FCCR Amount (without premium or penalty) with respect to such of the Premises (starting with the Related Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Related Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of the Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions in Section 6.J being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises on an individual basis rather than on an aggregate basis with respect to the Related Premises) is below 1.25:1 (each, a "Subject Premises"), (ii) prepay the Note or Notes corresponding to the Subject Premises in whole but not in part (without premium or penalty) or (iii) notify Lender of Borrower's election to substitute a Substitute Premises for each Subject Premises in accordance with the terms of Section 11 (the failure of Borrower to complete such substitution within 60 days after Lender shall have given the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, "FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note corresponding to a Subject Premises, and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of such Note at the rate of interest set forth therein, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises of at least 1.25:1 based on the prior year's operations. Promptly after Borrower's payment of the FCCR Amount, Borrower and Lender shall execute an amendment to each such Note in form and substance reasonably acceptable to Lender reducing the principal amount payable to Lender under such Note and reamortizing the principal amount of such Note in equal monthly payments over the then remaining term of such Note at the rate of interest set forth therein. Notwithstanding the foregoing, in the event of a breach of the Fixed Charge Coverage Ratio that would not have been a breach had the Premises not have been included in the calculation of such Fixed Charge Coverage Ratio, it shall not be an Event of Default so long the Fixed Charge Coverage Ratio (with the definitions in Section 6.J being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for the Premises on an individual basis rather than on an aggregate basis with the Related Premises) for the Premises be greater than 1.0:1.

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B.           Upon the occurrence and during the continuance of an Event of Default, subject to the limitations set forth in subsection A, Lender may declare all or any part of the obligations of Borrower under the Note, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Borrower hereby waives notice of intent to accelerate the obligations secured by the Mortgage and notice of acceleration. Thereafter, Lender may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Note, the Mortgage or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender's right to realize upon or enforce any other security now or hereafter held by Lender, it being agreed that Lender shall be entitled to enforce this Agreement and any other security now or hereafter held by Lender in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Lender, or to which Lender may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Lender.

10.         Indemnity; Release. A. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys' fees, court costs and other costs of defense) (collectively, "Losses) (excluding Losses suffered by an Indemnified Party directly arising out of such Indemnified Party's gross negligence or willful misconduct; provided, however, that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Borrower's interest in the Premises or Borrower's failure to act in respect of matters which are or were the obligation of Borrower under the Loan Documents), and costs of Remediation (whether or not performed voluntarily), engineers' fees, environmental consultants' fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following:

(1)         any presence of any Hazardous Materials or USTs in, on, above, or under the Premises;

(2)         any past, present or Threatened Release in, on, above, under or from the Premises;

(3)         any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Premises of any Hazardous Materials or USTs at any time located in, under, on or above the Premises;

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(4)         any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises in connection with any actual or proposed Remediation of any Hazardous Materials or USTs at any time located in, under, on or above the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action;

(5)         any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Premises or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises to comply with any order of any Governmental Authority in connection with any Environmental Laws;

(6)         the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Premises;

(7)         any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement;

(8)         any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Premises, including but not limited to costs to investigate and assess such injury, destruction or loss;

(9)         any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials or USTs owned or possessed by Borrower, any person or entity affiliated with Borrower or any tenant or other user, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials or USTs;

(10)       any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises, in accepting any Hazardous Materials or USTs for transport to disposal or treatment facilities, incineration vessels or sites selected by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises, from which there is a Release, or a Threatened Release of any Hazardous Materials which causes the incurrence of costs for Remediation;

(11)       any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Premises; or

(12)       any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

B.          Borrower fully and completely releases, waives and covenants not to assert any claims, liabilities, actions, defenses, challenges, contests or other opposition against Lender and Environmental Insurer, however characterized, known or unknown, foreseen or unforeseen, now existing or arising in the future, relating to this Agreement and any Hazardous Materials, USTs, Releases and/or Remediation on, at or affecting the Premises.

11.         Substitution. Borrower shall have the right to obtain a release of all liens granted in favor of Lender with respect to the Premises by substituting a Substitute Premises for the Premises if permitted by the terms of Section 9.A(7), subject to fulfillment of the following conditions:

(1)         Borrower shall provide Lender with notice of its intention to substitute a Substitute Premises within the applicable 30 day period contemplated by Section 9.A(7) and the closing of the substitution shall take place within the applicable 60 day period contemplated by such subsection.

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(2)          Borrower must provide for the substitution of a Substitute Premises, and the proposed Substitute Premises must:

(a)         be a Permitted Concept, in good condition and repair, ordinary wear and tear excepted;

(b)         have for the twelve-month period preceding the date of the closing of such substitution a Fixed Charge Coverage Ratio at least equal to the Fixed Charge Coverage Ratio for the Premises being replaced and the substitution must cure the breach of the Fixed Charge Coverage Ratio requirement;

(c)         be owned in fee simple by Borrower;

(d)         Borrower's right, title and interest in and to the proposed Substitute Premises shall be free and clear of all liens, restrictions, easements and encumbrances, except such matters as are acceptable to Lender (the "Substitute Premises Permitted Exceptions");

(e)         have a fair market value no less than the greater of the then fair market value of the Premises or the fair market value of the Premises as of the Closing, all as reasonably determined by Lender's in-house inspectors and underwriters.

(3)          Lender shall have inspected and approved the Substitute Premises utilizing such site inspection and underwriting approval criteria that would be used by a prudent institutional mortgage loan lender. Borrower shall have paid all costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance premiums and all endorsements required by Lender, survey charges, UCC and litigation search charges, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to subsection (6) below, including, without limitation, the cost of environmental insurance, Lender's site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements).

(4)          Lender shall have received a preliminary title report and irrevocable commitment to insure title in the amount of the then outstanding principal balance of the Loan by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Premises is located) for the proposed Substitute Premises issued by Title Company showing Borrower vested with good and marketable title in the real property comprising the Substitute Premises and committing to insure Lender's first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions and containing endorsements substantially comparable to those required by Lender at the Closing.

(5)          Lender shall have received a current ALTA survey of the proposed Substitute Premises or its equivalent, the form of which shall be comparable to those received by Lender at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted, and disclosing no matters other than the Substitute Premises Permitted Exceptions.

(6)          Lender shall have completed such environmental due diligence of the proposed Substitute Premises as it deems necessary or advisable in its sole discretion, including, without limitation, receiving an environmental insurance policy with respect to the proposed Substitute Premises in a form and substance and issued by such environmental insurance company as is acceptable to Lender, and Lender shall have approved the environmental condition of the Substitute Premises based on such environmental due diligence as Lender deems necessary or advisable in its sole discretion; provided, however, if such proposed substitution shall occur from and after such time as the Loan is included in a Securitization, this subitem (6) shall be modified to read as follows: Lender shall have completed such environmental due diligence of the proposed Substitute Premises as a prudent institutional mortgage loan lender deems necessary or advisable, including, without limitation, receiving an environmental insurance policy with respect to the proposed Substitute Premises in a form and substance and issued by such environmental insurance company as is acceptable to a prudent institutional mortgage loan lender, and Lender shall have approved the environmental condition of the Substitute Premises based on such environmental due diligence as a prudent institutional mortgage loan lender would deem necessary or advisable.

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(7)         Borrower shall deliver, or cause to be delivered, such legal opinions as Lender may reasonably require with respect to the proposed substitution, all in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender and its counsel. If the Loan is part of a Securitization, such opinions shall include, without limitation, an opinion of counsel to the rating agencies which have issued ratings in connection with such Securitization that the substitution does not constitute a "significant modification" of such Loan under Section 1001 of the Internal Revenue Code or otherwise cause a tax to be imposed on a "prohibited transaction" by any REMIC Trust.

(8)         no Event of Default shall have occurred and be continuing under any of the Loan Documents.

(9)         The Borrower Parties and the Lessee Parties shall have executed such documents as are comparable to the security documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by Lender to address matters unique to the Substitute Premises) or amendments to such documents, including, without limitation, a Mortgage, Lease and Memorandum of Lease and UCC-1 Financing Statements (the "Substitute Documents"), to provide Lender with a first priority lien on the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions, and all other rights, remedies and benefits with respect to the proposed Substitute Premises which Lender holds in the Premises, all of which documents shall be in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender.

(10)       the representations and warranties set forth in the Substitute Documents and Section 6 of this Agreement applicable to the proposed Substitute Premises shall be true and correct in all material respects as of the date of substitution, and Borrower shall have delivered to Lender an officer's certificate to that effect.

(11)       Borrower shall have delivered to Lender certificates of insurance and insurance policies showing that all insurance required by the Substitute Documents is in full force and effect.

Upon satisfaction of the foregoing conditions with respect to the release of the Premises: (a) the proposed Substitute Premises shall be deemed substituted for the Premises; (b) the Loan Amount for the Substitute Premises shall be the same as for the Premises; (c) the Substitute Premises shall be referred to herein as the "Premises" and shall secure the same Obligations as were secured by the replaced Premises; (d) the Substitute Documents shall be dated as of the date of the substitution; and (e) Lender will release, or cause to be released, the lien of the Mortgage, UCC-1 Financing Statements and any other Loan Documents encumbering the replaced Premises.

12.         Miscellaneous Provisions.

A.         Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement or any of the other Loan Documents shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

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If to Borrower:	Family Steak Houses of Florida, Inc.
2113 Florida Boulevard
Neptune Beach, FL 32266
Attention: Edward B. Alexander
Telephone: (904) 249-4197
Telecopy: (904) 249-1466

If to Lender:	GE Capital Franchise Finance Corporation
17207 North Perimeter Drive
Scottsdale, AZ 85255
Attention: General Counsel
Telephone: (480) 585-4500
Telecopy: (480) 585-2226

B.          Real Estate Commission. Lender and Borrower represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement or the other Loan Documents. Lender and Borrower shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

C.          Waiver and Amendment; Document Review. (1) No provisions of this Agreement or the other Loan Documents shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

(2)         In the event Borrower makes any request upon Lender requiring Lender or Lender's attorneys to review and/or prepare (or cause to be reviewed and/or prepared) any documents, plans, specifications or other submissions in connection with or arising out of this Agreement or any of the other Loan Documents, then Borrower shall (x) reimburse Lender promptly upon Lender's demand for all out-of-pocket costs and expenses incurred by Lender in connection with such review and/or preparation, including, without limitation, reasonable attorneys' fees, and (y) pay Lender a reasonable processing and review fee.

D.         Captions. Captions are used throughout this Agreement and the other Loan Documents for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

E.           Lender's Liability. Notwithstanding anything to the contrary provided in this Agreement or the other Loan Documents, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the other Loan Documents by Lender, that (1) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of Lender, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (2) Borrower waives all claims, demands and causes of action against Lender's officers, directors, employees and agents in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender and (3) Borrower shall look solely to the assets of Lender for the satisfaction of each and every remedy of Borrower in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender, such exculpation of liability to be absolute and without any exception whatsoever.

F.           Severability. The provisions of this Agreement and the other Loan Documents shall be deemed severable. If any part of this Agreement or the other Loan Documents shall be held invalid, illegal or unenforceable, the remainder shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

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G.          Construction Generally. This Agreement and the other Loan Documents have been entered into by parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and the other Loan Documents and are entered into by both parties in reliance upon the economic and legal bargains contained therein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Borrower and Lender were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

H.          Further Assurances. Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents, conveyances, notes, mortgages, deeds of trust, assignments, security agreements, financing statements and assurances as Lender shall from time to time reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Loan Documents, to perfect any lien or security interest granted in any of the Loan Documents and for the better assuring and confirming of all of Lender's rights, powers and remedies under the Loan Documents.

I.           Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement or the other Loan Documents, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled.

J.           Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Borrower and Lender with respect to the subject matter of this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement and the other Loan Documents to the contrary, with respect to the Premises, upon the execution and delivery of this Agreement by Borrower and Lender, any bid proposals or loan commitments with respect to the transactions contemplated by this Agreement shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in such bid proposals or loan commitments.

K.          Forum Selection; Jurisdiction; Venue; Choice of Law. Borrower acknowledges that this Agreement and the other Loan Documents were substantially negotiated in the State of Arizona, this Agreement and the other Loan Documents were executed by Lender in the State of Arizona and delivered by Borrower in the State of Arizona, all payments under the Note will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement or any of the other Loan Documents, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Borrower consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Borrower waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement and the Note shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions of this Agreement or the Note, then, as to those provisions only, the laws of the state where the Premises is located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which the Premises is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

L.           Counterparts. This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original.

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M.         Assignments by Lender; Binding Effect. Lender may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of Lender's entire right and interest hereunder, Lender shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Lender contained herein. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

N.          Survival. Except for the conditions of Closing set forth in Section 4, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Borrower and Lender set forth in this Agreement and the other Loan Documents shall survive the Closing.

O.          Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY BORROWER AND LENDER OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

P.          Transfers, Participations and Securitizations. (1) A material inducement to Lender's willingness to complete the transactions contemplated by the Loan Documents is Borrower's agreement that Lender may, at any time, complete a Transfer, Participation or Securitization with respect to the Note, Mortgage and/or any of the other Loan Documents or any or all servicing rights with respect thereto.

(2)         Borrower agrees to cooperate in good faith with Lender in connection with any such Transfer, Participation and/or Securitization of the Note, Mortgage and/or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to the Borrower Parties or the Lessee Parties by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, the Borrower Parties and the Lessee Parties shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not have a material adverse effect upon the Borrower Parties and the Lessee Parties or the transactions contemplated hereunder. Lender shall be responsible for preparing at its expense any documents evidencing the amendments referred to in the preceding subitem (ii).

(3)         Borrower consents to Lender providing the Disclosures, as well as any other information which Lender may now have or hereafter acquire with respect to the Premises or the financial condition of the Borrower Parties to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. Lender and Borrower (and their respective Affiliates) shall each pay their own attorneys' fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

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(4)         Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents: (a) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization, Participation or Transfer; (b) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which is included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which is included in any other Loan Pool; (c) the Loan Documents and Other Agreements corresponding to the loans in any Loan Pool shall not secure the obligations of any of the Borrower Parties contained in any Loan Document or Other Agreement which does not correspond to a loan in such Loan Pool; and (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Borrower Parties contained in any Loan Document or Other Agreement which does correspond to a loan in such Loan Pool.

Q.           Estoppel Certificate. At any time, and from time to time, each party agrees, promptly and in no event later than fifteen (15) days after a request from the other party, to execute, acknowledge and deliver to the other party a certificate in the form supplied by the other party, certifying: (a) to its knowledge, whether there are then any existing defaults by it or the other party in the performance of their respective obligations under this Agreement or any of the other Loan Documents, and, if there are any such defaults, specifying the nature and extent thereof; (b) that no notice of default has been given or received by it under this Agreement or any of the other Loan Documents which has not been cured, except as to defaults specified in the certificate; (c) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of it; and (d) any other information reasonably requested by the other party in connection with this Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, Borrower and Lender have entered into this Agreement as of the date first above written.

LENDER:

GE CAPITAL FRANCHISE FINANCE
CORPORATION, a Delaware corporation

By	/s/ Gregg Seibert
Printed Name	Gregg Seibert
Its	Sr. Vice President

BORROWER:

FAMILY STEAK HOUSES OF FLORIDA, INC., a
Florida corporation

By	/s/ Ed Alexander
Printed Name	Edward Alexander
Its	Executive Vice President

U.S. Federal Tax Identification Number:

59-2597349

Organization Identification Number:

Principal Place of Business:

Neptune Beach, FL

STATE OF ARIZONA	)
) SS.
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me on October 8, 2002 by Gregg Seibert, Sr. Vice President of GE Capital Franchise Finance Corporation, a Delaware corporation, on behalf of the corporation.

/s/ Marcy Roberts
Notary Public

My Commission Expires:
11/16/14

STATE OF Florida	)
) SS.
COUNTY OF Duval	)

The foregoing instrument was acknowledged before me on Oct 1, 2002 by Edward Alexander, Exec. Vice President of Family Steak Houses of Florida, Inc., a Florida corporation, on behalf of the corporation.

Cynthia D Newton
Notary Public

My Commission Expires:

EXHIBIT A

DESCRIPTION OF PREMISES

A portion of the Castro Y Ferrer Grant, Section 38, Township 2 South, Range 29 East, Duval County, Florida, being more particularly described as follows:

Commence at the Southwest corner of Lot 15, Block 15, as shown on the plat of Prado Ferrer Plat No. 2 of Florida Beach, as recorded in Plat Book 11, page 61 of the current public records of Duval County, Florida; thence North 89°29'50" East along the Northerly line of the 20 foot alley as shown on said plat and its Easterly prolongation and the Southerly line of those lands described in Official Records Volume 1659, page 53, of the current public records of said County, a distance of 714.22 feet to the Southeast corner of Lot 24, Block 16 as shown on said plat; thence North 00°30’10" West along the Easterly line of said Lot 24, a distance of 82.00 feet to the Southerly right of way line of Atlantic Boulevard, County Road No. 10 (as per J.T.A. Right of Way Map Project No. 72100-3178, dated 7/29/66 and as described and recorded in Official Records Volume 2668, page 781 of the current public records of said County; thence along said Southerly right of way line, run the following three courses and distances: Course No. 1) North 89°29'50" East, 80.00 feet; Course No. 2) North 85°l2'29" East, 240.67 feet; Course No. 3) North 89°29'50" East, 315.00 feet to the centerline of Castro Trail as shown on the Plat of Prado Ferrer Plat No. 2 of Florida Beach, and the Point of Beginning; thence Southerly along said centerline, also being the Easterly boundary of said Prado Ferrer Plat No. 2 of Florida Beach, run the following two courses and distances: Course No. 1) South 00°30'10" East, 133.48 feet to the Point of Curvature of a curve to the left; Course No. 2) Southerly along the arc of said curve being concave Easterly and having a radius of 1796.05 feet, an arc distance of 258.37 feet, said arc being subtended by a chord bearing and distance of South 04°37'26" East, 258.15 feet; thence North 80° 00'18" East, 127.11 feet; thence North 87°08'51" East, 100.00 feet; thence South 83°03'09" East, 24.42 feet to the Westerly line of those lands, described and recorded in Official Records Volume 4454, page 62 of said current public records; thence Northerly along said Westerly line of last said lands and along the arc of a curve concave Easterly and having a radius of 1546.05 feet, an arc distance of 236.51 feet, said arc being subtended by a chord bearing and distance of North 04°53'07" West, 236.28 feet to the Point of Tangency of said curve; thence North 00°30'10" West and continuing along the Westerly line of last mentioned lands, 133.48 feet to the aforementioned Southerly right of way line of Atlantic Boulevard; thence South 89°29'50" West, along last said line, 250.00 feet to the Point of Beginning.

Together with the rights and privileges set forth in Non-exclusive Mutually Reciprocal Roadway Easement for Ingress and Egress and Parking Easement recorded in Official Records Volume 6220, page 1086, as amended in Official Records Volume 6269, page 1436, current public records of Duval County, Florida, more particularly described as follows:

A portion of the Castro Y Ferrer Grant, Section 38, Township 2 South, Range 29 East, Duval County, Florida, being more particularly described as follows:

Commence at the Southwest corner of Lot 15, Block 15, as shown on the plat of Prado Ferrer Plat No. 2, of Florida Beach, as recorded in Plat Book 11, page 61, of the current public records of Duval County, Florida; thence North 89°29'50" East along the Northerly line of the 20 foot alley as shown on said plat and its Easterly prolongation and the Southerly line of those lands described in Official Records Volume

1659, page 53, of the current public records of said County, a distance of 714.22 feet to the Southeast corner of Lot 24, Block 16, as shown on said Plat; thence North 00°30'10" West along the Easterly line of said Lot 24, a distance of 82.00 feet to the Southerly right of way line of Atlantic Boulevard, County Road No. 10 (as per J.T.A. Right of Way Map Project No. 72100-3178, dated 7/29/66 and as described and recorded in Official Records Volume 2668, page 781 of the current public records of said County): thence along said Southerly right of way line run the following three courses and distances: Course No. 1) North 89°29'50" East, 80.00 feet; Course No. 2) North 85°12'29" East, 240.67 feet; Course No. 3) North 89°29'50" East, 315.00 feet to the centerline of Castro Trail as shown on the Plat of Prado Ferrer Plat No. 2 of Florida Beach; thence Southerly along said centerline, also being the Easterly boundary of said Prado Ferrer Plat No. 2 of Florida Beach, run the following two courses and distances: Course No. 1) South 00°30'10" East, 133.48 feet to the Point of Curvature of a curve to the left; Course No. 2) Southerly along the arc of said curve being concave Easterly and having a radius of 1796.05 feet, an arc distance of 258.37 feet, said arc being subtended by a chord bearing and distance of South 04°37'26" East, 258.15 feet for a Point of Beginning; thence North 80°00'18" East, 127.11 feet; thence North 87°08'51" East, 100.00 feet; thence South 83°03'09" East, 24.42 feet to the Westerly line of those lands described and recorded in Official Records Volume 4454, page 62 of said current public records; thence Southerly along said Westerly line of last said lands and along the arc of a curve concave Easterly and having a radius of 1546.05 feet, an arc distance of 58.46 feet, said arc being subtended by a chord bearing and distance of South 10°21' 03" East, 58.45 feet; thence South 89°29'50" West, parallel to said Southerly right of way line of Atlantic Boulevard, a distance of 242.00 feet; thence North 37°55'39" West, a distance of 24.87 feet to said curved Easterly boundary of Prado Ferrer Plat No. 2 of Florida Beach; thence Northerly around and along said Easterly boundary and the arc of said curve, a distance of 16.12 feet, said arc being subtended by a chord bearing and distance of North 09°00'08" West, 16.12 feet to the Point of Beginning.